CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties to Participate in NAREIT Conference

New York, New York, June 6, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that it will participate in REITWeek 2012, NAREIT’s Investor Forum, in New York, New York, on June 12-14, 2012. Nicholas S. Schorsch, the Company’s Chairman and Chief Executive Officer, will make a presentation on Tuesday, June 12, 2012 at 2:15 p.m. Eastern Time, which will be webcast live. Details on how to access the live webcast can be found below.

Webcast Details

Date: Tuesday, June 12, 2012

Time: 2:15 p.m. Eastern Time

Webcast Link: http://reitstream.com/reitweek2012/americanrealtycapitalproperties

The webcast will be available to view at www.americanrealtycapitalproperties.com for 90 days following the live presentation.

Important Notice

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant, freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

ARCP filed a registration statement on Form S-11 (including a prospectus) with the SEC on May 25, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCP has filed with the SEC for more complete information about ARCP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, filed on May 25, 2012, is available on the SEC Web site at:

http://www.sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm

Alternatively, ARCP or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.